UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 24, 2012

VIROLAB, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54059	27-2787170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1840 Gateway Drive Suite 200, Foster City, CA	94404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 283-2653

______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Virolab, Inc.
Form 8-K
Current Report

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 5, 2012, Mr. James A. D. Smith resigned from all positions with the Company, including President, Chief Executive Officer and Director. Mr. Smith informed the Company that his decision to resign was for personal reasons and is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On August 13, 2012, Mr. Matthew M. Loar resigned from the position of, Chief Financial Officer of the Company. Mr. Loar informed the Company that his decision to resign was for personal reasons and is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

               On August 22, 2012, Dr. Ricardo Rosales, PhD the Chairman of the Company was appointed Chief Executive Officer, President, Secretary and Treasurer of the Company, Dr. Rosales, PhD has been Chairman of the Board of Directors since February 27, 2011.  Dr. Rosales, PhD has over 15 years of experience in vaccine research and is the founder and President of Virolab S de RL de CV, where he developed the investigational therapeutic vaccine and diagnostic test recently licensed to the Company. Dr. Rosales has a Ph.D. in Molecular Biology from the Luis Pasteur University in France, and did two years post-doctoral research at the National Institutes of Health in Bethesda, MD. He then spent numerous years at the Biomedical Research Institute of UNAM (National Autonomous University of Mexico).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 24, 2012	VIROLAB, INC.

	By:	/s/ Ricardo Rosales, PhD
Ricardo Rosales, PhD
Chief Executive Officer